P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 20, 2021		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.36 per common share on April 19, 2021, payable on May 17, 2021, to shareholders of record on May 3, 2021.
This dividend represents a payout of approximately $7.1 million. Based on the closing stock price of Peoples’ common shares of $33.95 on April 16, 2021, the quarterly dividend produces an annualized yield of 4.24%.
Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902 and has an established heritage of financial stability, growth and community impact. As of March 31, 2021, Peoples had $5.1 billion in total assets, 87 locations, including 76 full-service bank branches in Ohio, West Virginia and Kentucky.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

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